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
                                        EXHIBIT 12(b)  COMPUTATION OF RATIO OF EARNINGS TO
                                       COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                    (in millions)  (unaudited)



                                                                Six Months Ended                   Year Ended
                                                                     June 30                       December 31

                                                                 1994       1993                       1993
                                                                 ----       ----                       ----
    Income (loss) before income taxes
       and minority interest                                     $183       $234                      $(236)
    Less: Equity in income (loss) of
       50 percent or less owned affiliates                         (1)        (4)                        (7)
    Add: Fixed charges excluding
       capitalized interest                                       169        160                        325
                                                                 ----       ----                       ----
    Earnings as adjusted                                         $353       $398                       $ 96
                                                                 ====       ====                       ====

    Combined fixed charges and
        preferred dividends:
         Interest expense                                        $ 92       $105                       $217
         Rental expense                                            17         15                         36
         Capitalized interest                                       -          1                          3
         Pre-tax earnings required to cover
           preferred dividend requirements (a)                     60         40                         72
                                                                 ----       ----                       ----
    Total combined fixed charges and
       preferred dividends                                       $169       $161                       $328
                                                                 ====       ====                       ====



    Ratio of earnings to combined fixed
       charges and preferred dividends                          2.09x      2.47x                        (b)
                                                                =====      =====                       ====



    (a)  Dividend requirement divided by 100% minus effective income tax rate.

    (b) Additional income before income taxes and minority interest of $232 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the year ended December 31, 1993.
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